                                                                    EXHIBIT 11.1

                                  LYCOS, INC.
COMPUTATION OF SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER SHARE (1)


                                               Three Months Ended                             Nine Months Ended
                                                    April 30,                                     April 30,
                                           1998                   1997                   1998                   1997
                                  -------------------    -------------------    -------------------    -------------------
Net loss..........................       $(91,522,004)           $(1,272,782)          $(91,113,404)           $(6,043,839)
                                  ===================    ===================    ===================    ===================
BASIC AND DILUTED NET LOSS PER
 SHARE (2):
Weighted average common
 shares oustanding................         15,507,953             13,796,620             14,638,265             13,794,110
                                  -------------------    -------------------    -------------------    -------------------
Shares used in computing per
 share amount.....................         15,507,953             13,796,620             14,638,265             13,794,110
                                  ===================    ===================    ===================    ===================
Basic and diluted net loss per
 share............................       $      (5.90)           $     (0.09)          $      (6.22)           $     (0.44)
                                  ===================    ===================    ===================    ===================


(1) Fully diluted net loss per share has not been separately presented, as the amounts would not be materially different from primary net loss per share.

(2) On June 10, 1998, 2,250,000 of the Company's shares were sold under a registration statement filed with the Securities Exchange Commission, filed on May 15, 1998. Of the 2,250,000 shares sold, 2,000,000 shares were sold by the Company and 250,000 were sold by CMG Information Services, Inc ("CMGI"). The Company did not receive any proceeds from the sale of shares by CMGI. Proceeds to the Company were approximately $95 million, before deduction of expenses payable by the Company, estimated at $350,000. The Underwriters exercised an option to purchase 337,500 additional shares of Common Stock, resulting in additional proceeds to the Company of approximately $16 million.